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                                                                     Exhibit 5.1

                                                                     May 8, 2001

Board of Directors of
WorldCom, Inc.
500 Clinton Center Drive
Clinton, MI 39056

Ladies and Gentlemen:

   I am General Counsel--Corporate Development of WorldCom, Inc., a Georgia corporation (the "Company"), and am familiar with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the merger (the "Merger") of Wildcat Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), with and into Intermedia Communications Inc., a Delaware corporation ("Intermedia"), and to the registration under the Securities Act of (i) a maximum of 98,110,430 shares of WorldCom, Inc.-- WorldCom Group common stock, par value $0.01 per share (the "WorldCom Group Stock"), and associated preferred stock purchase rights of the Company and (ii) a maximum of 3,599,217 shares of WorldCom, Inc.--MCI Group common stock, par value $0.01 per share ("MCI Group Stock"), of the Company that are issuable, or to be reserved for issuance, in the Merger, including (x) 3,791,649 shares of WorldCom Group Stock issuable in lieu of cash during the two-year period commencing on the effective date of the Registration Statement as dividends on the WorldCom Series D Preferred Stock ("WorldCom Series D Preferred Stock"), WorldCom Series E Preferred Stock ("WorldCom Series E Preferred Stock"), WorldCom Series F Preferred Stock ("WorldCom Series F Preferred Stock") and WorldCom Series G Preferred Stock ("WorldCom Series G Preferred Stock") (the WorldCom Series D Preferred Stock, WorldCom Series E Preferred Stock, WorldCom Series F Preferred Stock and WorldCom Series G Preferred Stock are collectively referred to as the "WorldCom Preferred Stock") and (y) 151,667 shares of MCI Group Stock issuable in lieu of cash during the two-year period commencing on the effective date of the Registration Statement as dividends on the WorldCom Preferred Stock. 108,753,276 shares of the Company's common stock, par value $0.01 per share (the "Existing Common Stock"), 3,791,649 shares of Existing Common Stock issuable in lieu of cash during the two-year period commencing on the effective date of the Registration Statement as dividends on the WorldCom Preferred Stock, 53,724 shares of WorldCom Series D Preferred Stock, 64,047 shares of WorldCom Series E Preferred Stock, 79,600 shares of WorldCom Series F Preferred Stock and 200,000 shares of WorldCom Series G Preferred Stock were previously registered under the Company's Registration Statement on Form S-4 (File No. 333-48012). These securities are being included as part of the Registration Statement pursuant to Rule 429 under the Securities Act.

   In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement, including the proxy statement/prospectus contained therein, the Second Amended and Restated Articles of Incorporation, as amended, the Articles of Amendment, the Restated Rights Plan, the Restated Bylaws of the Company, the Company's Registration Statement on Form S-4 (File No. 333-52920), including the exhibits thereto, certificates, statements and results of inquiries of public officials and officers and representatives of the Company, and such other documents, corporate records, opinions and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed below. I have assumed the genuineness of all signatures appearing on documents examined by me, the legal competence and capacity of each person that executed documents, the authenticity of documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

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   Based upon the foregoing, in reliance thereon and subject to the exceptions, qualifications and limitations stated herein and the effectiveness of the Registration Statement under the Securities Act, I am of the following opinions:

     1. The Company is a corporation validly existing under the laws of the State of Georgia.

     2. When the conditions to consummation of transactions contemplated by the Agreement and Plan of Merger, dated as of September 1, 2000, as amended on February 15, 2001, by and among the Company, Intermedia and Merger Sub (the "Merger Agreement") shall have been satisfied or waived, the Company's Articles of Amendment have been filed and become effective and the shares of (a) either (i) Existing Common Stock or (ii) WorldCom Group Stock and MCI Group Stock and (b) the WorldCom Preferred Stock, in each case, to be issued in connection with the Merger shall have been issued in accordance with the terms of the Merger Agreement, then:

       (A) the shares of (x) either (I) Existing Common Stock or (II) WorldCom Group Stock and MCI Group Stock and (y) WorldCom Preferred Stock issuable in the Merger will be validly issued, fully paid and non-assessable; and

       (B) the shares of (x) Existing Common Stock or (y) WorldCom Group Stock and MCI Group Stock issuable upon conversion of WorldCom Preferred Stock have been duly and validly authorized and, when issued, will be validly issued, fully paid and non-assessable.

   This opinion is not rendered with respect to any laws other than the latest codification of the Georgia Business Corporation Code (the "GBCC") available to me. I note that the Merger Agreement provides that it shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws. In rendering the opinions expressed herein I have assumed that such matters are governed exclusively by the GBCC and I express no opinion as to which law any court construing the Merger Agreement would apply. This opinion has not been prepared by an attorney admitted to practice in Delaware or Georgia.

   I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities referred to herein. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                          Very truly yours,

                                          /s/ P. Bruce Borghardt
                                          P. Bruce Borghardt
                                          General Counsel-- Corporate
                                          Development

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